THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY CHANGE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                             As filed pursuant to Rule 424(b)(3)
                                                Under the Securities Act of 1933
                                                     Registration No. 333-114270

                             SUBJECT TO COMPLETION

           PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 26, 2005

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 21, 2004)

(COUNTRYWIDE FINANCIAL LOGO)

$
FLOATING RATE SUBORDINATED NOTES DUE APRIL 1, 2011
Interest payable January 1, April 1, July 1 and October 1
ISSUE PRICE:      %

The subordinated notes will mature on April 1, 2011. Interest on the
subordinated notes will accrue from September    , 2005. We may redeem the
subordinated notes, in whole or in part, at our option, for cash at any time on or after April 1, 2006 at a redemption price equal to 100% of the principal amount of the subordinated notes being redeemed, plus any accrued but unpaid interest to the date of redemption.

The subordinated notes will be unsecured obligations of Countrywide Financial Corporation and will rank subordinate and junior to all of our senior indebtedness (as defined herein and in the indenture), will rank equally with other subordinated indebtedness made to rank equally with the subordinated notes by their terms and will rank senior to our obligations with respect to our junior subordinated debentures underlying our trust preferred securities and our guarantees of our subsidiary's junior subordinated debentures underlying its trust preferred securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The subordinated notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

INVESTING IN THE SUBORDINATED NOTES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SUBORDINATED NOTES.

---------------------------------------------------------------------------------------------------------
                                                                                          PROCEEDS TO
                                                                UNDERWRITING              COUNTRYWIDE
                                      INITIAL PUBLIC             COMMISSIONS               FINANCIAL
                                      OFFERING PRICE            AND DISCOUNTS             CORPORATION
---------------------------------------------------------------------------------------------------------
Per Subordinated Note               %                        %                        %
---------------------------------------------------------------------------------------------------------
Total                               $                        $                        $
---------------------------------------------------------------------------------------------------------

We expect to deliver the subordinated notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York
on September    , 2005.

JPMORGAN                                      COUNTRYWIDE SECURITIES CORPORATION

September    , 2005

                               TABLE OF CONTENTS

                                        PAGE
           PROSPECTUS SUPPLEMENT
Recent Developments...................   S-1
Risk Factors..........................   S-2
Use of Proceeds.......................   S-4
Ratio of Earnings to Fixed Charges....   S-4
Description of Subordinated Notes.....   S-5
Certain United States Federal Income
   and Estate Tax Considerations......  S-14
Underwriting..........................  S-17
Legal Matters.........................  S-19
Experts...............................  S-19


                                        PAGE
                 PROSPECTUS
Additional Information................     2
Countrywide Financial Corporation and
   Countrywide Home Loans.............     3
Use of Proceeds.......................     4
Selected Consolidated Financial
   Data...............................     5
Description of Capital Stock..........     6
Description of Stock Purchase
   Contracts and Stock Purchase
   Units..............................     8
Description of Debt Securities and
   Related Guarantees.................     8
Plan of Distribution..................    23
Validity of Securities................    25
Experts...............................    25

YOU SHOULD RELY ONLY ON THE INFORMATION THAT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDES OR INCORPORATES BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE ARE OFFERING TO SELL THE SUBORDINATED NOTES, AND SEEKING OFFERS TO BUY THE SUBORDINATED NOTES, ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES, REGARDLESS OF THE TIME OF THEIR DELIVERY OR ANY SALE OF THE SUBORDINATED NOTES.

                              RECENT DEVELOPMENTS

On September 12, 2005, we issued a press release in which we reported that we are in the process of assessing the damage resulting from Hurricane Katrina, and that we expect that our principal sources of financial exposure will relate to our insurance operations, residuals and loans held for investment and that while the financial impact of Hurricane Katrina to Countrywide was not determinable at present, we believe it will not be insignificant. In comparison, our hurricane losses in 2004 were approximately $70 million, and we stated in the press release of September 12, 2005 that our expectations are that the financial impact of Hurricane Katrina will exceed that amount.

The process of assessing the damage continues and it is uncertain when we will be able to assess completely the financial impact from Hurricane Katrina on our businesses, assets and operations. While we continue to determine the full nature of the impact of Hurricane Katrina on our businesses, assets and operations, many factors could ultimately affect its financial impact on us, including, but not limited to, new information that may become available as the affected areas become accessible; the short-term and long-term impact on the economies of the affected communities; the conduct of borrowers in the affected areas; the actions of various third parties, including government agencies and government-sponsored entities that support housing, insurance companies, lenders and mortgage insurance companies; the apportionment of liability among insurers; the availability of catastrophic reinsurance proceeds; factors impacting property values in the affected areas, including any environmental factors such as the presence of toxic chemicals; subsequent storm activity; and other factors.

                                  RISK FACTORS

Your investment in the subordinated notes is subject to risk. In consultation with your own financial, legal and tax advisers, you should carefully consider, among other matters included or incorporated by reference in this prospectus supplement and the accompanying prospectus, the following discussion of risks before deciding whether an investment in the subordinated notes is suitable for you.

YOU HAVE NO RIGHT TO ACCELERATE UPON OUR PAYMENT OR COVENANT DEFAULT.

As a holder of subordinated notes, you will have no right to accelerate the payment of principal of, and interest on, the subordinated notes if we default in the payment of principal of or interest on the subordinated notes or if we fail to perform any of our other covenants in the indenture. You may only elect to accelerate the payment of principal of, and interest on, the subordinated notes upon certain events of our bankruptcy or reorganization under U.S. federal bankruptcy laws.

THE SUBORDINATED NOTES ARE SUBORDINATE TO ALL OF OUR "SENIOR INDEBTEDNESS" AND EFFECTIVELY SUBORDINATE TO SUBSTANTIALLY ALL OF THE LIABILITIES OF OUR SUBSIDIARIES.

Our obligations under the subordinated notes are unsecured and will rank in priority of payment:

- subordinate and junior to all of our senior indebtedness (as defined herein and in the indenture);

- equally with our indebtedness made to rank equally with the subordinated notes by their terms;

- senior to (i) approximately $0.5 billion in aggregate principal amount of junior subordinated debentures underlying our trust preferred securities, (ii) our guarantees of approximately $0.5 billion in aggregate principal amount of junior subordinated debentures of our subsidiary Countrywide Home Loans, Inc. underlying its trust preferred securities and (iii) our indebtedness made junior and subordinate to the subordinated notes by their terms;

- senior to our senior-most preferred stock now or in the future issued by us, and with any guarantee now or in the future issued by us in respect of any preferred stock of any of our affiliates; and

- senior to our common stock, respectively.

This means that we cannot make any payments on the subordinated notes if we default on a payment of any other debt, except debt ranking equally with or junior to the subordinated notes by their terms.

In the event of our bankruptcy, liquidation or dissolution, our assets would be available to be applied to obligations under the subordinated notes only after all payments had been made on our other debt, except debt ranking equally with or junior to the subordinated notes by their terms and our trade debt. This means that in the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the subordinated notes only after all payments had been made on all such senior indebtedness. As of June 30, 2005, we had outstanding indebtedness of approximately $8.7 billion that would be senior to the subordinated notes.

We are a holding company that conducts substantially all of its operations through its subsidiaries. As such, the subordinated notes are effectively subordinated to all existing and future liabilities of our subsidiaries, including the rights of any holders (other than us and our affiliates) of preferred stock of our subsidiaries. As of June 30, 2005, our subsidiaries had liabilities, including deposits, of approximately $138.1 billion (excluding intercompany liabilities and including obligations related to trust preferred securities), all or substantially all of which would be structurally senior to the subordinated notes. In addition, our ability to make payments on the subordinated notes will depend upon the receipt of dividends and other distributions from our subsidiaries. Our subsidiary Countrywide Bank, N.A., a national banking association, is subject to federal laws limiting the payment of dividends. Under the Federal Deposit Insurance Act, an FDIC-insured institution may not pay dividends while it is undercapitalized or if payment would cause it to become undercapitalized. The Office of the Comptroller of the Currency, or OCC, also generally prohibits the declaration of a dividend out of the capital and surplus of a bank. There can be no assurance that Countrywide Home Loans, Inc., Countrywide Bank, N.A. or any of our other subsidiaries will be able to pay dividends or make distributions to us, in which case we may not be able to satisfy our obligations under the subordinated notes.

The subordinated notes do not limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior or effectively ranks senior in priority of payment to the subordinated notes.

THE SUBORDINATED NOTES ARE NOT GUARANTEED BY ANY OF OUR SUBSIDIARIES, INCLUDING COUNTRYWIDE HOME LOANS, INC.

The subordinated notes are not guaranteed by Countrywide Home Loans, Inc. or any of our other subsidiaries or affiliates. Consequently, in the event of a default under the subordinated notes, holders of the subordinated notes will not have direct recourse to the assets of Countrywide Home Loans. Substantially all of our other outstanding indebtedness, including approximately $0.5 billion in aggregate principal amount of the junior subordinated debentures underlying our trust preferred securities, is guaranteed by Countrywide Home Loans.

THE SUBORDINATED NOTES MAY BE REDEEMED ON OR AFTER APRIL 1, 2006 AT OUR OPTION.

We may redeem the subordinated notes, in whole, at any time, or in part, from time to time and subject to certain limitations, on or after April 1, 2006 at a redemption price equal to 100% of the principal amount of the redeemed notes, plus any accrued but unpaid interest to the date of redemption. You should assume that we will exercise this option if we are able to refinance the principal amount of the subordinated notes at a lower per annum rate or it is otherwise in our best interest to redeem the subordinated notes. In that case you may not be able to reinvest the proceeds you will receive on the redemption of your notes in a comparable security at an effective interest rate as high as the interest rate on the subordinated notes.

THERE IS NOT AN ESTABLISHED TRADING MARKET FOR THE SUBORDINATED NOTES.

The subordinated notes constitute a new issue of securities with no established trading market. The subordinated notes will not be listed on any stock exchange or quoted on any quotation system. As a result, the trading market for the subordinated notes may not develop or may be less active than markets for other securities. There can be no assurance that an active market for the subordinated notes will develop or be sustained. This may adversely affect your ability to sell the subordinated notes or the price you receive for the subordinated notes if you choose to sell them prior to maturity. You should not buy the subordinated notes unless you understand and know you can bear the foregoing investment risks.

THE CREDIT RATINGS OF THE SUBORDINATED NOTES MAY NOT REFLECT ALL OF THE ASSOCIATED RISK.

The credit ratings of the subordinated notes may not reflect the potential impact of all risks related to structure and other factors of value of the subordinated notes. In addition, actual or anticipated changes in our credit ratings will generally affect the market value of the subordinated notes.

                                USE OF PROCEEDS

We anticipate that the net proceeds from the sale of the subordinated notes,
before expenses, will be approximately $               . We will use the net
proceeds from the sale of the subordinated notes for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

------------------------------------------------------------------------------------------------------------
                                      SIX MONTHS ENDED              YEAR ENDED     TEN MONTHS    FISCAL YEAR
                                              JUNE 30,            DECEMBER 31,          ENDED          ENDED
                                      ----------------   ---------------------   DECEMBER 31,   FEBRUARY 28,
                                       2005       2004    2004    2003    2002           2001           2001
------------------------------------------------------------------------------------------------------------
Ratio of earnings to fixed
   charges..........................  1.92x      2.94x   2.35x   2.95x   1.90x          1.53x          1.43x
------------------------------------------------------------------------------------------------------------

For purposes of calculating this ratio, earnings are the sum of:

         - Earnings before income taxes from continuing operations; and

         - Fixed charges;

and fixed charges are the sum of:

         - Interest expense; and

         - That portion of rent expense estimated to be representative of the interest factor.

                       DESCRIPTION OF SUBORDINATED NOTES

The following description of the particular terms of the subordinated notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the subordinated debt securities set forth in the accompanying prospectus. Capitalized terms used herein and not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus or in the indenture referred to in this prospectus supplement.

GENERAL

The subordinated notes will mature on April 1, 2011. We will issue the
subordinated notes under an indenture to be dated as of September   , 2005
between Countrywide Financial Corporation and The Bank of New York, as trustee (the "indenture"). References to the indenture in this prospectus supplement are qualified in their entirety by reference to the indenture itself and the form of subordinated notes. The terms of the subordinated notes are established pursuant to a resolution of our Board of Directors, and set forth in an officers' certificate delivered to the trustee in accordance with the indenture.

The subordinated notes will rank (i) subordinate and junior to all of our senior indebtedness (as defined herein and in the indenture), (ii) equally with our indebtedness made to rank equally with the subordinated notes by their terms and
(iii) senior to approximately $0.5 billion in aggregate principal amount of junior subordinated debentures underlying our trust preferred securities, our guarantees of approximately $0.5 billion in aggregate principal amount of junior subordinated debentures of our subsidiary Countrywide Home Loans, Inc. underlying its trust preferred securities and our indebtedness made junior and subordinate to the subordinated notes by their terms. See "Description of Debt Securities and Related Guarantees" in the prospectus for a description of the general terms and provisions of our subordinated debt securities, including the subordinated notes, under the indenture.

The subordinated notes will initially be limited to a total principal amount of
$          . The subordinated notes will be issued and denominated, and payments thereon will be made, in United States dollars.

The subordinated notes will bear interest from September   , 2005, at a rate per
annum equal to LIBOR (as defined below) plus      % per annum, reset quarterly.
The initial interest rate will be equal to      %. We will pay interest on the
subordinated notes quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each an "interest payment date"), commencing on January 1, 2006, to the person in whose name such notes are registered at the close of business on the preceding December 15, March 15, June 15 or September 15, as applicable (whether or not a business day). Interest payments will be the amount of interest accrued from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date, to but excluding the next applicable interest payment date or the maturity date, as the case may be. If any interest payment date falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day. A business day must also be a London banking day.

"London banking day" means a day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

For each such quarterly period, commencing January 1, 2006, LIBOR will be reset on the first day of such quarterly period (the "interest reset period"), as determined by the calculation agent. The Bank of New York will initially act as the calculation agent. The first day of each such interest reset period will be an "interest reset date." If an interest reset date falls on a day that is not a business day, such interest reset date shall be postponed to the next business
day. The interest rate in effect from September   , 2005 to but excluding the
first interest reset date will be the initial interest rate. The calculation agent will thereafter determine the interest rate on the second London banking day preceding the interest reset date for each succeeding interest reset period by reference to LIBOR on the second London banking day preceding the applicable interest reset date, each of which we refer to as an "interest determination date."

The interest rate for the subordinated notes will be based on the London interbank offered rate, which we refer to as "LIBOR," and will be determined by the calculation agent as follows:

     (i) As of any interest determination date, LIBOR will be the rate for deposits in U.S. dollars for a period of three months, commencing on each related interest reset date, that appears on Page 3750, or any successor page, on Moneyline Telerate Inc., or any successor service, at approximately 11:00 a.m., London time, on that interest determination date.

     (ii) If no rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the related interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that interest reset date, by three major banks in New York City, as selected by the calculation agent after consultation with us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related interest reset date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

Accrued interest on the subordinated notes will be calculated by multiplying the principal amount for such notes by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day by
360. The interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date, or if none, the initial interest rate. All percentages used in or resulting from any calculation for the rate of interest on a subordinated note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with ..000005% rounded up to .00001%) and all U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward).

The interest rate on the subordinated notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

You will not have the right to cause us to repurchase the subordinated notes in whole or in part at any time before they mature. The subordinated notes will not be subject to any sinking fund. The subordinated notes are not convertible into or exchangeable into any other security. The subordinated notes are not being sold as a part of units consisting of subordinated debt securities and other of our securities that we may offer under the accompanying prospectus.

The subordinated notes are not subject to the defeasance or covenant defeasance provisions under the indenture.

We will issue the subordinated notes only in registered form, in denominations of $10,000 and integral multiples of $1,000. We will pay principal and interest at the corporate trust office of the trustee, initially at 101 Barclay Street, New York, New York 10286, or at such other office or agency that we will maintain for such purpose in New York City. We may elect to make interest payments by check mailed to the address of the person entitled to them as that address appears in the security register for the subordinated notes; provided that payments on the subordinated notes in registered, global form will be made by wire transfer to DTC.

The trustee will be designated as our paying agent for payments on the subordinated notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

SUBORDINATION

The subordinated notes will be subordinate and junior in right of payment to the prior payment in full of all senior indebtedness as defined herein and in the indenture. As of June 30, 2005, we had outstanding indebtedness of approximately $8.7 billion that would be senior to the subordinated notes. The subordinated notes will rank (i) subordinate and junior to all of our senior indebtedness (as defined herein and in the indenture), (ii) equally with our indebtedness made to rank equally with the subordinated notes by their terms and (iii) senior to approximately $0.5 billion in aggregate principal amount of junior subordinated debentures underlying our trust preferred securities, our guarantees of approximately $0.5 billion in aggregate principal amount of junior subordinated debentures of our subsidiary Countrywide Home Loans, Inc. underlying its trust preferred securities and our indebtedness made junior and subordinate to the subordinated notes by their terms. The subordinated notes are also senior to our common stock and preferred stock, and will be senior to any other class of capital stock which may be authorized.

The subordinated notes will be effectively subordinated to all liabilities, including deposits, of our subsidiaries. As of June 30, 2005, our subsidiaries had liabilities, including deposits, of approximately $138.1 billion (excluding intercompany liabilities and including obligations related to trust preferred securities), all or substantially all of which would be structurally senior to the subordinated notes. Any right we may have to receive assets of a subsidiary upon its liquidation or reorganization (and the consequent right of the holders of the subordinated notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of a subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any liabilities of the subsidiary senior to liabilities held by us. Countrywide Home Loans, Inc., one of our principal subsidiaries, has guaranteed substantially all of our other debt, including the junior subordinated debentures underlying our trust preferred securities, but is not guaranteeing the subordinated notes.

For purposes of this prospectus supplement and the indenture, "senior indebtedness" means:

     (1) the principal, premium, if any, and interest in respect of indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or other similar instruments;

     (2) all capital lease obligations;

     (3) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, excluding trade accounts payable arising in the ordinary course of business;

     (4) all obligations for the reimbursement on any letter of credit, any banker's acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any obligations associated with derivative products such as interest and foreign exchange rate contracts, any other hedging arrangement, any obligation under options, commodity contracts or any similar credit or other arrangement or transaction;

     (5) all obligations of the type referred to in clauses (1) through (4) above of others (whether on or off balance sheet), the payment of which we are responsible or liable as obligor, guarantor or otherwise, or for which we provide direct credit support or substitutes; and

     (6) all obligations of the type referred to in clauses (1) through (5) above of others secured by any lien on any of our properties or assets, whether or not the obligation is assumed by us,

     except for:

        (a) any indebtedness that states, or is issued under a deed, indenture or other agreement or instrument that states, that it is subordinate to or ranks equally with the subordinated notes;

        (b) our guarantee of the indebtedness represented by the 8% Junior Subordinated Deferrable Interest Debentures due December 15, 2026 of Countrywide Home Loans, Inc.;

        (c) our guarantee of the indebtedness represented by the 8.05% Junior Subordinated Debentures due June 15, 2027 of Countrywide Home Loans, Inc.; and

        (d) the indebtedness represented by the 6.75% Junior Subordinated Deferrable Interest Debentures Due April 1, 2033 issued by us.

OPTIONAL REDEMPTION

The subordinated notes will be redeemable, in whole or in part, at our option at any time on or after April 1, 2006 at a redemption price equal to 100% of the principal amount of the redeemed notes, plus any accrued but unpaid interest to the date of redemption. We must consult with the Federal Reserve Board before redeeming the subordinated notes.

Notice of any redemption will be mailed at least 15 days but not more than 30 days before the redemption date to each holder of the subordinated notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the subordinated notes or portions thereof called for redemption.

EVENTS OF DEFAULT

The following description of the particular events of default in the indenture hereby supercedes and replaces such description of the indenture set forth in the accompanying prospectus. Under the indenture governing the subordinated notes offered by this prospectus supplement, an event of default for the subordinated notes is defined as:

     (1) default in the payment of any interest upon the subordinated notes when it becomes due and payable, and continuance of such default for a period of 30 days;

     (2) default in the performance, or breach, of other covenants or warranties of ours in the indenture that continues for 60 days after we receive notice of the default or breach;

     (3) failure to pay principal on any subordinated note at maturity;

     (4) certain events of bankruptcy or reorganization of Countrywide Financial Corporation under U.S. federal bankruptcy law; and

     (5) certain other events of bankruptcy, insolvency or reorganization of Countrywide Financial Corporation.

Notwithstanding anything to the contrary in the accompanying prospectus, payment of principal of the subordinated notes can be accelerated only if an event of default described in clause (4) occurs and is continuing. There will be no right of acceleration of the payment of principal of the subordinated notes upon a default in the payment of principal or interest on the subordinated notes or in the performance of any of our covenants or agreements contained in the subordinated notes or in the indenture. However, in the event of a default in the payment of principal or interest, you will have the right to institute a suit directly against us for the collection of any overdue payment on the subordinated notes without first instituting suit against the trustee or any other person.

Existing or future agreements governing our outstanding indebtedness contain and may contain provisions that characterize as a default other events than those defined as such under the indenture and/or permit acceleration on the occurrence of events other than as permitted by the indenture, which could result in, among other things, an acceleration of indebtedness under those agreements with no similar right under the indenture. The subordinated notes will not accelerate upon any acceleration of our other outstanding indebtedness.

If an event of default described in clause (4) above occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated notes may declare the principal amount of all the subordinated notes to be due and payable immediately. At any time after a declaration of acceleration with respect to the subordinated notes has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the subordinated notes may, under certain circumstances, rescind and annul such acceleration. The indenture provides that no holder of the subordinated notes may institute proceedings, judicial or otherwise, to enforce the indenture except if the trustee fails to act for 60 days after it receives a written request to enforce the indenture by the holders of at least 25% in the aggregate principal amount of the then-outstanding subordinated notes and an offer of reasonable indemnity. This provision will not prevent any holder of the subordinated notes from enforcing payment of the principal of, any premium or interest on, the subordinated notes when due. The holders of a majority in aggregate principal amount of the subordinated notes may direct the time, method and place of conducting any proceeding for a remedy available to the trustee or exercising any trust or power conferred on it with respect to those subordinated notes. However, the trustee may refuse to follow any direction that it determines would be illegal or would conflict with the indenture or involve it in personal liability or which would unjustly prejudice holders of the subordinated notes not joining the proceeding.

The indenture provides that the trustee will, within 90 days after an event of default occurs that affects the subordinated notes, give to the holders of the subordinated notes notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any interest on, any of the subordinated notes, the trustee will be protected in withholding that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the subordinated notes.

We are required to file with the trustee annually an officers' certificate as to the absence of certain defaults under the terms of the indenture.

NO GUARANTEES

The subordinated notes will not be guaranteed by Countrywide Home Loans, Inc. or by any other of our subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

The subordinated notes offered hereby will be issued in registered, global form in minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof. The subordinated notes will be issued on the issue date therefor only against payment in immediately available funds. The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System ("Euroclear") or Clearstream Banking, S.A. ("Clearstream")) as described below under "Depositary Procedures."

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under "--Exchange of Book-Entry Notes for Certificated Notes."

DEPOSITARY PROCEDURES

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We do not take any responsibility for these operations and procedures and urge investors to contact the systems of their participants directly to discuss these matters.

DTC is a limited purpose trust company created to hold securities for its participating organizations, referred to as "participants," and facilitate the clearance and settlement of transactions in those securities between DTC's participants through electronic book-entry changes in accounts of its participants. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as "indirect participants." Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC's records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC's participants and in direct participants.

Pursuant to procedures established by DTC:

- upon deposit of the global notes, DTC will credit the accounts of its participants designated by the Underwriters with portions of the principal amount of the global notes; and

- ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC's participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are participants or indirect participants in such system. Euroclear and Clearstream will hold interests in the subordinated notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the subordinated notes in customers' securities accounts in the depositaries' names on the books of DTC.

All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the subordinated notes, see "--Exchange of Book-Entry Notes for Certificated Notes."

EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE SUBORDINATED NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SUBORDINATED NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other then the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the subordinated notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us the trustee or any of our respective agents has or will have any responsibility or liability for:

- any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

- any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the subordinated notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of subordinated notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. None of us or the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the subordinated notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of subordinated notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the subordinated notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. None of us or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

- DTC (1) notifies us that it us unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act, or

- If there shall have occurred and be continuing an event of default with respect to the subordinated notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

       CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF TAX MATTERS SET FORTH IN THIS PROSPECTUS SUPPLEMENT WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY PERSON, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL, STATE OR LOCAL TAX LAW. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

The following is a summary of certain U.S. federal income and estate tax considerations that may be relevant to initial holders of the subordinated notes. The summary deals only with notes purchased at original issuance that are held as capital assets and does not purport to address all of the tax considerations that may be relevant to a particular holder or to deal with the tax considerations that may be relevant to holders in special tax situations, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, tax-exempt organizations, or persons holding notes as part of a straddle, hedge, conversion transaction, "synthetic security" or other integrated investment, nor does it address alternative minimum taxes or state, local, or foreign taxes.

This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. No ruling has been or will be sought from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the subordinated notes. As a result, the IRS could disagree with portions of this discussion.

PERSONS CONSIDERING A PURCHASE OF THE SUBORDINATED NOTES SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SUBORDINATED NOTES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN APPLICABLE TAX LAWS.

CONSEQUENCES TO U.S. HOLDERS

The following discussion summarizes certain U.S. federal income tax considerations relevant to a U.S. holder. For purposes of this discussion, the term "U.S. holder" means a beneficial owner of the subordinated notes that is
(1) a person who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, or (3) any other person subject to U.S. federal income tax on a net income basis with respect to an investment in the subordinated notes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds subordinated notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. A partnership considering a purchase of the subordinated notes, and partners in such a partnership, should consult their own tax advisers regarding the tax consequences to them of the purchase, ownership and disposition of the subordinated notes.

PAYMENTS OR ACCRUALS OF INTEREST

Payments or accruals of interest on a subordinated note will be taxable to U.S. holders as ordinary interest income at the time such U.S. holders receive or accrue such amounts (in accordance with a holder's regular method of tax accounting).

SALE, EXCHANGE, REDEMPTION OR OTHER DISPOSITION OF THE SUBORDINATED NOTES

When a U.S. holder disposes of a subordinated note by sale, exchange, redemption or other disposition, the holder will generally recognize gain or loss equal to the difference between the amount the holder realizes on the transaction (less any accrued interest, which will be subject to tax in the manner described above under "--Payments or Accruals of Interest") and the holder's adjusted federal income tax basis in the subordinated note. A U.S. holder's tax basis in a subordinated note will generally equal the cost of the subordinated note to the holder.

The gain or loss that a U.S. holder recognizes on the sale, exchange, redemption or other disposition of a subordinated note will generally be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or other disposition of a subordinated note will be long-term capital gain or loss if the holder held the subordinated note for more than one year on the date of disposition. Capital gains realized by individuals on assets held for longer than one year are subject to taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Unless a U.S. holder is an exempt recipient, such as a corporation, payments under the subordinated notes or proceeds received from the sale of the subordinated notes will generally be subject to information reporting and will generally also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld do not constitute a separate tax and will be allowed as a credit against the U.S. holder's U.S. federal income tax liability.

CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion summarizes certain U.S. federal income and estate tax considerations relevant to a non-U.S. holder. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of the subordinated notes that is not a U.S. holder (as defined above).

PAYMENTS OF INTEREST

Payments of interest on the subordinated notes made to a non-U.S. holder will generally be exempt from U.S. federal income and withholding tax, provided that:

- the non-U.S. holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of Countrywide Financial Corporation's stock entitled to vote, is not a bank that is described in section 881(c)(3)(A) of the Code, and is not a controlled foreign corporation related, directly or indirectly, to Countrywide Financial Corporation through stock ownership;

- the non-U.S. holder certifies on IRS Form W-8BEN (or a successor form), under penalties of perjury, that it is a non-U.S. holder and provides its name and address or otherwise satisfies applicable documentation requirements; and

- the payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (or, where a tax treaty applies, are not attributable to a United States permanent establishment).

SALE, EXCHANGE, OR REDEMPTION

Any gain realized by a non-U.S. holder upon a sale, exchange or redemption of the subordinated notes will generally not be subject to U.S. federal income tax, unless:

- the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, where a tax treaty applies, is attributable to a United States permanent establishment); or

- the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

ESTATE TAX

A subordinated note will generally not be subject to U.S. federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that the holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of Countrywide Financial Corporation's stock and, at the time of the holder's death, payments of interest on the subordinated note would not have been effectively connected with the conduct by the holder of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

In general, a non-U.S. holder will not be subject to U.S. federal backup withholding or information reporting with respect to payments of interest on the subordinated notes if the non-U.S. holder provides an IRS Form W-8BEN (or a successor form) with respect to such payments. In addition, no backup withholding will generally be required with respect to the proceeds of a sale of the subordinated notes by a non-U.S. holder made within the United States or conducted through certain United States financial intermediaries if the payor receives such a form or the non-U.S. holder otherwise establishes an exemption.

                                  UNDERWRITING

We, J.P. Morgan Securities Inc. and Countrywide Securities Corporation have entered into an underwriting agreement relating to the offer and sale of the subordinated notes. In the underwriting agreement, we have agreed to sell, and J.P. Morgan Securities Inc. and Countrywide Securities Corporation ("the
Underwriters") have agreed to purchase from us, $          aggregate principal
amount of the subordinated notes. The Underwriters have severally agreed to purchase all of the subordinated notes, if any of them are purchased.

------------------------------------------------------------------------------
UNDERWRITER                                                   PRINCIPAL AMOUNT
------------------------------------------------------------------------------
J.P. Morgan Securities Inc. ................................  $
Countrywide Securities Corporation..........................
                                                              ----------------
Total:......................................................  $
------------------------------------------------------------------------------

The Underwriters have advised us that they propose to offer the subordinated notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The Underwriters may offer such subordinated notes to selected dealers at the public offering price minus a selling
concession of up to      % of the principal amount of the subordinated notes. In
addition, the Underwriters may allow, and those selected dealers may reallow, a
selling concession of up to      % of the principal amount of the subordinated
notes to certain other dealers. After the initial public offering, the Underwriters may change the public offering price and other selling terms.

The Underwriters have represented to us and agreed with us that they have not made and will not make an offer of the subordinated notes to the public in any member state of the European Economic Area which has implemented the Prospectus Directive (a "Relevant Member State") from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") prior to the publication of a prospectus in relation to the subordinated notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive. However, the Underwriters may make an offer of the subordinated notes to the public in that Relevant Member State at any time on or after the Relevant Implementation Date to:

- legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

- to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year or (2) a total balance sheet of more than E43,000,000 and (3) an annual net turnover of more than E50,000,000 as shown on its last annual or consolidated accounts; or

- in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above information, the expression an "offer of the notes to the public" in relation to any subordinated notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the subordinated notes to be offered so as to enable any investor to decide to purchase or subscribe for the subordinated notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means the Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The subordinated notes are a new issue of securities with no established trading market. In addition, we have not applied and do not intend to apply to list the subordinated notes on any securities exchange or to have the subordinated notes quoted on any quotation system. The Underwriters have advised us that they intend to make a market in the subordinated notes. However, they are not obligated to do so and may discontinue any market making in the subordinated notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the subordinated notes will develop, that you will be able to sell your subordinated notes at a particular time or that the price you receive when you sell will be favorable.

J.P. Morgan Securities Inc. will make the subordinated notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. based on transactions J.P. Morgan Securities Inc. conducts through the system. J.P. Morgan Securities Inc. will make the subordinated notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

In connection with the offering, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the Underwriters. Stabilizing transactions involve bids to purchase the subordinated notes in the open market for the purpose of pegging, fixing or maintaining the price of the subordinated notes. Syndicate covering transactions involve the purchases of the subordinated notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the subordinated notes to be higher than it would otherwise be in the absence of those transactions. If the Underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Underwriters and their affiliates engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

We will deliver the subordinated notes to the Underwriters at the closing of this offering when the Underwriters pay us the purchase price for the subordinated notes.

                                 LEGAL MATTERS

The validity of the subordinated notes offered hereby will be passed upon for Countrywide Financial Corporation by Munger, Tolles & Olson LLP, Los Angeles, California. Sidley Austin Brown & Wood LLP, New York, New York, will pass upon the validity of the subordinated notes for the Underwriters.

                                    EXPERTS

The consolidated financial statements incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by KPMG, LLP, an independent registered public accounting firm, as stated in their reports, which is incorporated herein by reference.

PROSPECTUS
                       COUNTRYWIDE FINANCIAL CORPORATION

                         (COUNTRYWIDE HOME LOANS LOGO)
COMMON STOCK, PREFERRED STOCK, STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
                                DEBT SECURITIES
 PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST UNCONDITIONALLY GUARANTEED
                                       BY
                          COUNTRYWIDE HOME LOANS, INC.
                          COUNTRYWIDE HOME LOANS, INC.
                                DEBT SECURITIES
 PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST UNCONDITIONALLY GUARANTEED
                                       BY

                       COUNTRYWIDE FINANCIAL CORPORATION
                             ---------------------
     Through this prospectus, we may periodically offer:

     - our debt securities;

     - shares of our common stock;

     - shares of our preferred stock; and/or

     - contracts to purchase shares of our common stock or preferred stock,

and our subsidiary, Countrywide Home Loans, may periodically offer its debt securities.

     The prices and other terms of the securities that we or Countrywide Home Loans will offer will be determined at the time of their offering.

     Countrywide Home Loans may guarantee all payments of principal of and any premium and interest on any debt securities we offer. We may guarantee all payments of principal of and any premium and interest on any debt securities offered by Countrywide Home Loans.

     The offering price of all securities issued under this prospectus may not exceed $15,127,000,000. If Countrywide Capital V or Countrywide Capital VI sell preferred securities referred to in the other prospectus included in the registration statement of which this prospectus is a part, the amount of debt securities, common stock, preferred stock, stock purchase contracts and stock purchase units that Countrywide Financial Corporation and the amount of debt securities that Countrywide Home Loans, Inc. may offer and sell under this prospectus will be reduced accordingly.

     Our common stock trades on the New York Stock Exchange and the Nasdaq National Market under the symbol "CFC." We will list any shares of our common stock sold under this prospectus on the New York Stock Exchange and the Nasdaq National Market.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                 The date of this prospectus is April 21, 2004.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT ACCOMPANYING THIS PROSPECTUS AND THAT WE OR COUNTRYWIDE HOME LOANS HAVE REFERRED YOU TO. NEITHER WE NOR COUNTRYWIDE HOME LOANS HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.
                            ------------------------

     References in this prospectus to "Countrywide Financial Corporation," "we," "us" and "our" are to Countrywide Financial Corporation.

     References in this prospectus to "Countrywide Home Loans" are to Countrywide Home Loans, Inc.
                            ------------------------

                             ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov and at the public reference rooms of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, San Francisco, California 94104.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than those portions of such documents (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 9 of a Current Report on Form 8-K, until all the securities offered under this prospectus are sold. This prospectus is part of the registration statement we filed with the SEC.

     1. Annual Report on Form 10-K for the year ended December 31, 2003.

     2. Current Reports on Form 8-K, dated December 31, 2003 (filed on February 27, 2004) and January 5, 2004 (filed on January 12, 2004 and March 23,
        2004).

     You may request a copy of these filings, at no cost, by writing or telephoning us at Countrywide Financial Corporation, 4500 Park Granada, Calabasas, California 91302, telephone (818) 225-3000, Attention: Investor Relations.

          COUNTRYWIDE FINANCIAL CORPORATION AND COUNTRYWIDE HOME LOANS

COUNTRYWIDE FINANCIAL CORPORATION

     We are a holding company, which through our principal subsidiaries provides diversified financial products and services to consumers and institutions with mortgage banking at our core. We pursue these activities in five business segments, many of which are complementary to mortgage-related activities.

     Mortgage Banking Segment. Through our principal subsidiary, Countrywide Home Loans, Inc. ("CHL"), together with other wholly-owned subsidiaries, we engage in the mortgage banking business that includes, originating, purchasing, selling and servicing mortgage loans. Our mortgage loans are principally prime credit quality first-lien mortgage loans secured by single- (one-to-four) family residences ("prime credit quality first mortgages"). We also offer home equity loans and sub-prime credit quality loans. The mortgage banking segment serves both consumers and institutions.

     Capital Markets Segment. Through wholly-owned subsidiaries, we also provide institutional customers with mortgage-backed securities brokerage and underwriting and the brokerage of bulk mortgage servicing transactions. We also engage in the management of loan securitization conduits and the management of distressed residential real estate assets.

     Insurance Segment. Through wholly-owned subsidiaries, which include an insurance carrier, insurance brokerage companies and insurance agencies, we offer consumer insurance products and services directly to consumers and through other financial institutions. Through our mortgage reinsurance subsidiary, we offer mortgage credit reinsurance to investors in mortgage loans and in securities collateralized by mortgage loans.

     Banking Segment. Through wholly-owned subsidiaries, we offer retail banking products and services to consumers and warehouse lines of credit and document custody services to banks and other lenders.

     Global Segment. Through wholly-owned subsidiaries and majority-owned joint ventures, we offer mortgage loan processing and servicing in foreign countries, electronic property valuation services, and consulting services on mortgage-related topics primarily to financial institutions.

     We are a Delaware corporation, originally incorporated in New York under the name of OLM Credit Industries, Inc. On November 2, 2002, we changed our name from Countrywide Credit Industries, Inc. to Countrywide Financial Corporation. Our principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and our telephone number is (818) 225-3000.

COUNTRYWIDE HOME LOANS, INC.

     As described above in "-- Countrywide Financial Corporation," Countrywide Home Loans and its subsidiaries originate, purchase, securitize, sell and service mortgage loans that are principally prime credit quality mortgage loans. Countrywide Home Loans also offers home equity loans and sub-prime credit quality loans.

     Countrywide Home Loans produces mortgage loans through three separate divisions. The consumer markets division originates prime credit quality mortgage loans and home equity loans by means of referrals from real estate agents and direct contact with consumers through its nationwide network of retail branch offices, its telemarketing systems and its site on the World Wide Web. The wholesale division produces prime credit quality mortgage loans and home equity loans through mortgage brokers and other financial intermediaries. Through the correspondent lending division, Countrywide Home Loans purchases loans from other mortgage bankers, commercial banks, savings and loan associations, credit unions and other financial intermediaries. Countrywide Home Loans customarily sells substantially all loans that it originates or purchases. To guarantee timely and full payment of principal and interest on Fannie Mae securities, Freddie Mac securities and Ginnie Mae securities and to transfer credit risk of the loans, Countrywide Home Loans pays guarantee fees to these agencies.

     Countrywide Home Loans and its subsidiary, Countrywide Home Loans Servicing LP, service on a non-recourse basis substantially all of the mortgage loans that Countrywide Home Loans originates or purchases under servicing agreements with Fannie Mae, Freddie Mac, Ginnie Mae and various investors. In addition, Countrywide Home Loans purchases bulk servicing contracts, also on a non-recourse basis, to service single-family residential mortgage loans originated by other lenders. Servicing mortgage loans includes collecting and remitting loan payments, answering questions from customers, making advances when required, accounting for principal and interest, holding custodial (impound) funds for payment of property taxes and hazard insurance, making any physical inspections of the property, counseling delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans. Countrywide Home Loans receives a fee for servicing mortgage loans ranging generally from 1/4% to 1/2% annually on the declining principal balances of the loans. Countrywide Home Loans has sold, and may sell in the future, a portion of its portfolio of loan servicing rights to other mortgage servicers.

     The principal sources of Countrywide Home Loans' revenue are: (1) loan origination fees; (2) any gains from the sale of loans; (3) interest earned on mortgage loans during the period that they are held by Countrywide Home Loans pending sale, net of interest paid on funds borrowed to finance those mortgage loans; (4) loan servicing fees; and (5) interest benefit derived from the custodial balances associated with Countrywide Home Loans' servicing portfolio. Countrywide Home Loans' principal financing needs are the financing of its mortgage loan inventory and the investment in mortgage servicing rights. To meet these needs, Countrywide Home Loans currently utilizes commercial paper supported by its revolving credit facility, medium-term notes, mortgage repurchase agreements, pre-sale funding facilities, an optional cash purchase feature in the dividend reinvestment plan, redeemable capital trust pass-through securities and cash flows from operations. In the past, Countrywide Home Loans has utilized whole loan repurchase agreements, servicing-secured bank facilities, private placements of unsecured notes and other financings, direct borrowings from its revolving credit facility and public offerings of preferred and common stock.

     Countrywide Home Loans is a New York corporation, originally incorporated in 1969. Its principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

                                USE OF PROCEEDS

     Except as we may otherwise state in any prospectus supplement, we and/or Countrywide Home Loans intend to use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, including the retirement of debt and the investment in servicing rights through the current production of loans and the bulk acquisition of contracts to service loans, and for acquisitions.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected consolidated financial data. On September 25, 2001, our board of directors voted that effective January 1, 2002, we would begin reporting our financial results on a calendar year basis with a December 31 year end. We issued a Form 10-K for the 10-month transition period ended December 31, 2001. The information for (i) the fiscal years ended December 31, 2003 and 2002, (ii) the 10-month transition period ended December 31, 2001, and (iii) the fiscal years ended February 28 (29), 2001 and 2000 was derived from the audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the respective periods.

                                                                           TEN MONTHS
                                             YEARS ENDED DECEMBER 31,        ENDED       YEARS ENDED FEBRUARY 28 (29),
                                            ---------------------------   DECEMBER 31,   -----------------------------
                                                2003           2002           2001           2001            2000
                                            ------------   ------------   ------------   -------------   -------------
                                                       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA(1):
Revenues:
  Gain on sale of loans and securities....  $  5,890,325   $  3,471,218   $  1,601,990   $    907,973    $    859,688
  Interest income.........................     3,342,200      2,253,296      1,806,596      1,324,066         978,656
  Interest expenses.......................    (1,940,207)    (1,461,066)    (1,474,719)    (1,330,724)       (904,713)
                                            ------------   ------------   ------------   ------------    ------------
  Net interest income (expense)...........     1,401,993        792,230        331,877         (6,658)         73,943
  Loan servicing fees and other income
    from retained interests...............     2,804,338      2,028,922      1,367,381      1,227,474       1,043,838
  Amortization of MSRs....................    (2,069,246)    (1,267,249)      (805,533)      (518,199)       (459,308)
  Impairment/recovery of retained
    interests.............................    (1,432,965)    (3,415,311)    (1,472,987)      (915,589)        262,939
  Servicing hedge gains (losses)..........       234,823      1,787,886        908,993        797,148        (264,094)
                                            ------------   ------------   ------------   ------------    ------------
    Net loan servicing fees and other
      income from retained interests......      (463,050)      (865,752)        (2,146)       590,834         583,375
  Net insurance premiums earned...........       732,816        561,681        316,432        274,039          75,786
  Commissions and other revenue...........       464,762        358,855        248,506        167,386         148,744
                                            ------------   ------------   ------------   ------------    ------------
    Total revenues........................     8,026,846      4,318,232      2,496,659      1,933,574       1,741,536
                                            ------------   ------------   ------------   ------------    ------------
Expenses:
  Compensation expenses...................     2,583,763      1,771,287        968,232        702,626         621,205
  Occupancy and other office expenses.....       586,648        447,723        291,571        262,370         261,303
  Insurance claims expenses...............       360,046        277,614        134,819        106,827          23,420
  Other operating expenses................       650,617        478,585        313,418        275,716         204,410
                                            ------------   ------------   ------------   ------------    ------------
    Total expenses........................     4,181,074      2,975,209      1,708,040      1,347,539       1,110,338
                                            ------------   ------------   ------------   ------------    ------------
Earnings before income taxes..............     3,845,772      1,343,023        788,619        586,035         631,198
Provision for income taxes................     1,472,822        501,244        302,613        211,882         220,955
                                            ------------   ------------   ------------   ------------    ------------
Net earnings..............................  $  2,372,950   $    841,779   $    486,006   $    374,153    $    410,243
                                            ============   ============   ============   ============    ============
PER SHARE DATA(2):
Basic.....................................  $      13.33   $       5.06   $       3.03   $       2.44    $       2.72
Diluted...................................  $      12.47   $       4.87   $       2.92   $       2.36    $       2.64
Cash dividends declared per share.........  $       0.45   $       0.27   $       0.32   $       0.30    $       0.30
Weighted average shares outstanding
  Basic...................................   177,973,000    166,320,000    160,452,000    153,243,000     150,777,000
  Diluted.................................   190,375,000    172,965,000    166,391,000    158,713,000     155,584,000
                                            ============   ============   ============   ============    ============
SELECTED BALANCE SHEET DATA AT END OF PERIOD(1):
Total assets..............................  $ 97,949,793   $ 58,030,783     37,216,804   $ 22,955,507    $ 15,822,328
Short-term debt...........................  $ 51,830,250   $ 28,311,361     15,210,374   $  7,300,030    $  2,529,302
Long-term debt............................  $ 19,103,743   $ 13,617,266     10,897,481   $  7,643,991    $  7,253,323
Common shareholders' equity...............  $  8,084,716   $  5,161,133      4,087,642   $  3,559,264    $  2,887,879
                                            ============   ============   ============   ============    ============
OPERATING DATA (DOLLAR AMOUNTS IN
  MILLIONS):
Loan servicing portfolio(3)...............  $    644,855   $    452,405        336,627   $    293,600    $    250,192
Volume of loans originated................  $    434,864   $    251,901        123,969   $     68,923    $     66,740

---------------
(1) Certain amounts in the Consolidated Financial Statements have been reclassified to conform to current year presentation.
(2) Adjusted to reflect subsequent stock dividends and splits.
(3) Includes warehoused loans and loans under subservicing agreements.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is not complete and is qualified in its entirety by reference to our restated certificate of incorporation and to any certificate of designations that we will file with the SEC if we offer preferred stock under this prospectus. We have filed a copy of our restated certificate of incorporation as an exhibit to the registration statement of which this prospectus is part.

COMMON STOCK

     We have authorized under our restated certificate of incorporation 500,000,000 shares of common stock, par value $.05 per share. As of February 27, 2004, 185,632,157 shares of our common stock were issued and outstanding (including 14,302 shares held in treasury) and were held by 1,963 record holders. Each record holder of our common stock is entitled to cast one vote per share on all matters submitted to a vote of our stockholders. We may pay dividends to the record holders of our common stock only when, as and if declared by our board of directors, out of funds legally available for those dividends. Each share of our common stock shares equally in those dividends and in other distributions to holders of our common stock, including distributions made if we liquidate, dissolve or wind up our affairs. Our common stock carries no preemptive, conversion, subscription, redemption, sinking fund or cumulative voting rights.

PREFERRED STOCK PURCHASE RIGHTS

     On February 10, 1988, our board of directors declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of our common stock. On November 15, 2001, our board of directors adopted certain amendments to the terms of the Rights. As of the date hereof, there is associated with each outstanding share of our common stock one Right which, except as set forth below, when exercisable, entitles the registered holder to purchase from us one two-thousandth of a share of a series of preferred stock, designated as Series A Participating Preferred Stock, par value $.05 per share, at a price of $175 per one two-thousandth of a share (the "Purchase Price"), subject to adjustment.

     These stock purchase rights are evidenced by our common stock certificates and may not be exercised or transferred apart from our common stock until the earlier of the date (the "Distribution Date") of a public announcement that a person or group without our prior consent has acquired 15% or more of our common stock (an "Acquiring Person") or the date that is ten days (subject to extension by our board of directors) after a tender offer for our common stock is commenced without our prior consent.

     If any person becomes an Acquiring Person, each stock purchase right (except those owned by the Acquiring Person) will allow its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, that, at the time of the transaction, would have a market value of two times the exercise price of the stock purchase right. Our board of directors may delay the ability to exercise the stock purchase rights during the period in which they are exercisable only for our Series A Participating Preferred Stock (and not our common stock).

     If after a person has become an Acquiring Person we are acquired in a merger or other business combination, each stock purchase right (except those held by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, of the other party (or its publicly traded parent company) to the merger or business combination that at the time of the transaction would have a market value of two times the exercise price of the stock purchase right. The stock purchase rights expire on the earliest of February 28, 2012, the date certain merger transactions close or the date we elect to redeem the stock purchase rights before any person becomes an Acquiring Person.

PREFERRED STOCK

     We have authorized under our restated certificate of incorporation 1,500,000 shares of preferred stock, par value $.05 per share. We will describe the specific terms of any series of preferred stock we offer under this prospectus in a prospectus supplement relating to that series of preferred stock. Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with the distinctive designations as may be stated in the resolution or resolutions providing for the issuance of that preferred stock. At the time that it authorizes any series of preferred stock, our board of directors will determine the number of shares constituting that series and its designation and fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series.

     At this time, our board of directors has authorized only two series of preferred stock for issuance. One of these series has been designated as Series A Participating Preferred Stock, which is issuable upon the exercise of our preferred stock purchase rights. See "-- Preferred Stock Purchase Rights" above. The other series has been designated as Series B Cumulative Preferred Stock. Our board of directors could, without stockholder approval, cause us to issue preferred stock that has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to cause a change in control of our company. The preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of our company and thereby hinder a possible takeover attempt that, if stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, the preferred stock could be issued with voting, conversion and other rights and preferences that would adversely affect the voting power and other rights of holders of our common stock.

OTHER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND OUR BYLAWS

     In addition to the preferred stock purchase rights described above under "-- Preferred Stock Purchase Rights" and the terms of any preferred stock that we may determine to issue as described above under "-- Preferred Stock," other provisions of our restated certificate of incorporation and our bylaws may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of our company. Our restated certificate of incorporation includes the following provisions:

          (1) It provides for a three-year staggered board of directors, vacancies on which may be filled by the board of directors and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding shares of our common stock.

          (2) It limits our power to purchase shares of our voting stock from a five percent holder at a price exceeding its fair market value, unless the purchase is approved by holders of a majority of those voting shares (unless applicable law requires a greater vote), without the vote of that five percent holder. Voting stock is defined as capital stock that has the right to vote generally on matters relating to our company and any security that is convertible into that stock.

          (3) It prohibits action by written consent of our stockholders.

          (4) It provides that our bylaws may be amended by our board of directors or, with some exceptions, by a vote of two-thirds of our voting shares and further provides that a two-thirds vote of all of our voting shares is required to amend the provisions of our restated certificate of incorporation that are described in this section, unless the amendment has been approved by two-thirds of our board of directors and a majority of our continuing directors. Continuing directors are directors who became members of our board of directors before any stockholder who beneficially owns ten percent of the outstanding shares first became a ten percent stockholder.

     Our bylaws provide that special meetings of the stockholders may be called only by our directors and limit the business that may be transacted at those meetings to those matters set forth in the request of the proposed meeting.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is The Bank of New York.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Unless we otherwise indicate in the applicable prospectus supplement, we may issue stock purchase contracts, including contracts that would require holders to purchase from us and for us to sell to them, a specified number of shares of our common stock or preferred stock at a future date or dates. We may fix what the consideration per share of common stock or preferred stock will be when we issue the stock purchase contracts, and this consideration may be determined by a formula that is described in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. Treasury securities, that secure the holders' obligations to purchase our common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

     The securities subject to the stock purchase contracts or stock purchase units (the "Pledged Securities") will be pledged to a collateral agent, for our benefit, under the terms of a pledge agreement. The Pledged Securities will secure the obligations of holders of stock purchase contracts or stock purchase units to purchase shares of our common stock or preferred stock under the stock purchase contracts or stock purchase units. The rights of holders of stock purchase contracts or stock purchase units to the related Pledged Securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts or stock purchase units may withdraw the underlying Pledged Securities from the pledge arrangement except upon the termination or early settlement of the stock purchase contracts or stock purchase units. Subject to that security interest and the terms of a purchase contract agreement and the pledge agreement, each holder of a stock purchase contract or stock purchase unit will keep full beneficial ownership of the related Pledged Securities.

     Except as we may describe in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the Pledged Securities, distribute those payments to us or to the purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the purchase contract agreement.

     We will describe the terms of any stock purchase contracts or stock purchase units that we offer under this prospectus in a prospectus supplement. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

             DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

     The following description summarizes some of the general terms and conditions of the debt securities that Countrywide Financial Corporation may issue under this prospectus (the "CFC debt securities") and that Countrywide Home Loans may issue under this prospectus (the "CHL debt securities"). Countrywide Financial Corporation will describe the particular terms of any CFC debt securities that it offers and the extent to which the general provisions below will apply to those CFC debt securities in a prospectus supplement relating to those CFC debt securities, and Countrywide Home Loans will describe the particular terms of any CHL debt securities that it offers and the extent to which the general provisions below will apply to those CHL debt securities in a prospectus supplement relating to those CHL debt securities.

     Countrywide Financial Corporation will issue CFC debt securities either (1) under a senior indenture (the "CFC senior indenture") between Countrywide Financial Corporation, Countrywide Home Loans, as guarantor (the "CFC guarantor"), and The Bank of New York, as trustee (the "CFC senior trustee"), or

(2) under a subordinated debt indenture (the "CFC subordinated indenture") among Countrywide Financial Corporation, the CFC guarantor and The Bank of New York, as trustee (the "CFC subordinated trustee"). Any series of CFC debt securities that Countrywide Financial Corporation issues under the CFC senior indenture will constitute unsubordinated debt of Countrywide Financial Corporation ("CFC senior debt securities") and will rank senior to any series of CFC debt securities that Countrywide Financial Corporation issues under the CFC subordinated indenture ("CFC subordinated debt securities").

     Countrywide Home Loans will issue CHL debt securities either (1) under a senior indenture (the "CHL senior indenture") among Countrywide Home Loans, Countrywide Financial Corporation, as guarantor (the "CHL guarantor"), and The Bank of New York, as trustee (the "CHL senior trustee"), or (2) under a subordinated debt indenture (the "CHL subordinated indenture") among Countrywide Home Loans, the CHL guarantor and The Bank of New York, as trustee (the "CHL subordinated trustee"). Any series of CHL debt securities that Countrywide Home Loans issues under the CHL senior indenture will constitute unsubordinated debt of Countrywide Home Loans ("CHL senior debt securities") and will rank senior to any series of CHL debt securities that Countrywide Home Loans issues under the CHL subordinated indenture ("CHL subordinated debt securities").

     In this description, the CFC debt securities and the CHL debt securities are sometimes referred to together as the "debt securities," the CFC senior debt securities and the CHL senior debt securities are sometimes referred to together as the "senior debt securities," the CFC subordinated debt securities and the CHL subordinated debt securities are sometimes referred together as the "subordinated debt securities," the CFC senior indenture and the CHL senior indenture are sometimes referred to together as the "senior indenture," the CFC subordinated indenture and the CHL subordinated indenture are sometimes referred to together as the "subordinated indenture," Countrywide Financial Corporation and Countrywide Home Loans are sometimes referred to together as the "issuer," the CFC guarantor and the CHL guarantor are sometimes referred to as the "guarantor," the CFC senior trustee and the CHL senior trustee are sometimes referred to together as the "senior trustee" and the CFC subordinated trustee and the CHL subordinated trustee are sometimes referred to together as the "subordinated trustee."

     Each series of debt securities will be issued under the terms of an amendment or supplement to the applicable indenture that takes the form of a supplemental indenture or an officers' certificate delivered under the authority of resolutions adopted by the applicable board of directors and the terms of that indenture. The terms of any debt securities will include those stated in the applicable indenture and those made part of that indenture by reference to the Trust Indenture Act. The debt securities will be subject to all those terms, and we refer the holders of debt securities to the applicable indenture and the Trust Indenture Act for a statement of those terms.

     The following summaries of various provisions of the indentures and the debt securities are not complete and are qualified in their entirety by reference to the provisions of the indentures, including the definitions of capitalized terms used in this section without definition. Unless we otherwise indicate, capitalized terms have the meanings given them in the applicable indenture.

     The applicable prospectus supplement will specify whether the debt securities will be senior, senior subordinated or subordinated (including, if applicable, junior subordinated) debt. The debt securities may be issued as part of units consisting of debt securities and securities that we may offer under this prospectus. If debt securities are issued as part of units of debt securities and other securities that we may issue under this prospectus, we will describe any applicable material federal income tax consequences to holders in the applicable prospectus supplement.

SENIOR INDENTURE

GENERAL

     The senior indentures do not limit the aggregate principal amount of senior debt securities that the issuer may issue periodically in series.

     The CFC senior debt securities will be unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally in right of payment with Countrywide Financial Corporation's other unsecured and unsubordinated indebtedness. Because Countrywide Financial Corporation is a holding company, the rights of its creditors (including the holders of the CFC debt securities) to share in the distribution of the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent Countrywide Financial Corporation may itself be a creditor with recognized claims against the subsidiary.

     The CHL senior debt securities will be unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally in right of payment with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. A substantial portion of the assets of Countrywide Home Loans may be pledged under various credit agreements among Countrywide Home Loans and various lending institutions.

     We refer you to the prospectus supplement and any pricing supplement relating to any particular series of senior debt securities for a description of the terms of those senior debt securities, including, where applicable:

          (1) the issuer of those senior debt securities and, if applicable, the guarantor;

          (2) the title of those senior debt securities;

          (3) any limit on the aggregate principal amount of those senior debt securities;

          (4) the date or dates (or any method or methods by which that date or those dates will be determined or extended) on which the principal of those senior debt securities is payable;

          (5) any places other than the issuer's office or agency in The City of New York where those senior debt securities will be payable or surrendered for registration of transfer or exchange;

          (6) the denominations in which those senior debt securities will be issuable;

          (7) the currency in which those senior debt securities may be denominated, which may be U.S. dollars or any foreign currency or currency unit, and, if applicable, other information regarding that foreign currency or currency unit;

          (8) the designation of the currency or currencies in which payment of the principal of and any premium and interest on those senior debt securities will be made and whether payment of the principal of or any premium or the interest on senior debt securities designated in a foreign currency or currency unit, at the holder's election, may instead be payable in U.S. dollars and the terms and conditions upon which that election may be made;

          (9) any rate or rates (which may be fixed or floating) at which those senior debt securities will bear interest (or any method or methods by which that rate or those rates are to be determined or reset), any date or dates from which that interest will accrue (or any method or methods by which that date or those dates will be determined or reset), the dates on which that interest will be payable, the record date for the interest payable on any interest payment date, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

          (10) any terms and conditions on which those senior debt securities may be redeemed at the option of the issuer or repaid at the holders' option;

          (11) any obligation of the issuer to redeem, repay or purchase those senior debt securities under the terms of any sinking fund or analogous provisions, and the terms and conditions on which those senior debt securities will be redeemed, repaid or purchased, in whole or in part, under the terms of that obligation;

          (12) if other than the principal amount, the portion of the principal amount of those senior debt securities that will be payable upon declaration of acceleration of the maturity of those senior debt securities;

          (13) any provisions for the defeasance of those senior debt securities;

          (14) any ability a holder of a senior debt security may have to renew all or any portion of a senior debt security;

          (15) any additional Events of Default or restrictive covenants applicable to those senior debt securities;

          (16) any other terms not inconsistent with the senior indenture, including any terms which may be required by or advisable under United States laws or regulations;

          (17) if those senior debt securities are denominated or payable in a currency or currency unit other than U.S. dollars, the designation of the initial Exchange Rate Agent and, if other than as set forth in the Indenture, the definition of the "Exchange Rate"; and

          (18) the form of those senior debt securities and, if in global form, the name of the depositary and the terms upon which and the circumstances under which those senior debt securities may be exchanged.

     Unless the issuer otherwise indicates in the applicable prospectus supplement, the issuer will issue senior debt securities only in fully-registered form without coupons. Senior debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or integral multiples of $1,000 unless the issuer otherwise provides in the applicable prospectus supplement. The prospectus supplement relating to a series of senior debt securities denominated in a foreign currency or currency unit will specify the denominations in which those senior debt securities may be issued.

     The senior indenture does not contain any provisions that would limit the ability of the issuer or any of its affiliates to incur indebtedness (secured or unsecured) or that would afford holders of senior debt securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the issuer that may adversely affect holders of the senior debt securities.

     The issuer may sell one or more series of senior debt securities at a substantial discount below their stated principal amount, and those senior debt securities may bear no interest or interest at a rate that at the time of issuance is below market rate. One or more series of senior debt securities may be floating rate debt securities and may be exchangeable for fixed rate debt securities. The issuer will describe any federal income tax consequences and special considerations applicable to any particular series in the applicable prospectus supplement.

     Unless the issuer otherwise indicates in the applicable prospectus supplement, the principal of, and any premium or interest on, any series of senior debt securities will be payable, and those senior debt securities will be exchangeable and transfers of them will be registrable, at the Corporate Trust Office of the senior trustee, initially at 101 Barclay Street, New York, New York 10286. However, the issuer may elect to make interest payments by check mailed to the address of the person entitled to them as that address appears in the security register for those senior debt securities.

     No senior debt security will be entitled to any benefit under the senior indenture or be valid or obligatory for any purpose unless there appears on that senior debt security a certificate of authentication substantially in the form provided in the senior indenture that is duly executed by the senior trustee, and that certificate will be conclusive evidence and the only evidence that senior debt security has been duly authenticated and delivered under and is entitled to the benefits of the senior indenture.

EVENTS OF DEFAULT

     The senior indenture provides that the following are "Events of Default" that apply to any series of senior debt securities:

          (1) default in payment of principal of (or any premium on) any senior debt security of that series at maturity;

          (2) default for 30 days in payment of interest on any senior debt security of that series when due;

          (3) default in the deposit of any sinking fund payment on any senior debt security of that series when due;

          (4) default in the performance or breach of any other covenant or warranty of the issuer or the guarantor in the senior indenture, the senior debt securities or the related guarantees, continued for 60 days after written notice of default by the senior trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior debt securities of that series;

          (5) default resulting in acceleration of maturity of any other indebtedness for borrowed money of the issuer, the guarantor or any direct or indirect subsidiary of the guarantor in an amount exceeding $100,000,000 and that acceleration shall not be rescinded or annulled for a period of 10 days after written notice of the default by the senior trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior debt securities of that series;

          (6) certain events of bankruptcy, insolvency or reorganization; and

          (7) any other Event of Default applicable to that series of senior debt securities.

     No Event of Default applicable to a particular series of senior debt securities necessarily constitutes an Event of Default applicable to any other series of senior debt securities.

     The senior indenture provides that if an Event of Default occurs and continues, either the senior trustee or the holders of at least 25% in aggregate principal amount of the senior debt securities of that series then outstanding may declare the principal amount of those senior debt securities (or, if they are Original Issue Discount Securities, the amount as provided in the terms of those Original Issue Discount Securities) to be due and payable immediately upon written notice of acceleration to the issuer. In some cases, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of that series may, on behalf of the holders of all those senior debt securities, rescind and annul that declaration of acceleration. "Original Issue Discount Security" means, except as otherwise defined in a senior debt security, any senior debt security that is issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986 and related regulations.

     The agreements governing certain of the outstanding indebtedness of Countrywide Financial Corporation and Countrywide Home Loans contain provisions that would characterize some Events of Default under the senior indenture as events of default under those agreements that could in turn result in, among other things, an acceleration of the indebtedness under those agreements.

     The senior indenture contains a provision entitling the senior trustee, subject to its duty to act with the required standard of care during default under any series of senior debt securities, to be indemnified by the holders of the senior debt securities of that series before exercising any right or power under the senior indenture at the request of the holders of senior debt securities of that series. The senior indenture provides that no holders of senior debt securities of any series may institute any proceedings, judicial or otherwise, to enforce the senior indenture except if the senior trustee fails to act for 60 days after it receives a written request to enforce the senior indenture by the holders of at least 25% in aggregate principal amount of the then outstanding senior debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of senior debt securities from enforcing payment of the principal thereof and any premium and interest on those senior debt securities when due. The holders of a majority in aggregate principal amount of the senior debt securities of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the senior trustee or exercising any trust or power conferred on it with respect to those senior debt securities. However, the senior trustee may refuse to follow any direction that it determines would be illegal or would conflict with the senior indenture or involve it in personal liability or that would unjustly prejudice holders of the senior debt securities of that series not joining the proceeding.

     The senior indenture provides that the senior trustee will, within 90 days after a default occurs that affects the outstanding senior debt securities of any series, give to the holders of those senior debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on any senior debt securities or payment of any sinking fund installment, the senior trustee will be protected in the withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the senior debt securities of that series.

     The issuer will be required to file with the senior trustee annually an officers' certificate as to the absence of certain defaults under the terms of the senior indenture.

MODIFICATION AND WAIVER

     The issuer, the guarantor and the senior trustee may modify or amend the senior indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding senior debt securities of each series affected by that modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding senior debt security affected:

          (1) except as the senior indenture otherwise permits for senior debt securities for which the Stated Maturity is extendible, change the Stated Maturity of the principal of, or any installment of interest on, that senior debt security;

          (2) reduce the principal amount of, or, except as the senior indenture otherwise permits for senior debt securities for which the interest rate may be reset, interest on, or any premium payable upon redemption or repayment of, that senior debt security;

          (3) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of its Maturity;

          (4) adversely affect the right of repayment at the option of a holder of that senior debt security;

          (5) reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions of that senior debt security;

          (6) change the place or currency or currency unit of payment of the principal of or any premium or interest on that senior debt security;

          (7) change or eliminate the rights of a holder to receive payment in a designated currency;

          (8) impair the right to institute suit for the enforcement of any required payment on or with respect to that senior debt security;

          (9) reduce the percentage of the aggregate principal amount of the outstanding senior debt securities of any series the consent of whose holders is required to modify or amend the senior indenture, to waive compliance with certain provisions of the senior indenture, or to waive certain defaults;

          (10) modify any of the provisions of Section 613 (described below) except to increase the percentage or to provide that some other provisions of the senior indenture cannot be modified or waived without the consent of the holder of each outstanding senior debt security affected by the modification or waiver; or

          (11) modify or affect the terms and conditions of the related guarantees in a manner adverse to the interests of the holders of the senior debt securities.

     The senior indenture also contains provisions permitting the issuer, the guarantor and the senior trustee, without the consent of any holders of senior debt securities, to enter into supplemental indentures for any of the following purposes:

          (1) to evidence the succession of another corporation to the issuer or the guarantor and the assumption by that successor of the obligations and covenants of the issuer or the guarantor contained in the senior indenture, the senior debt securities and the related guarantees;

          (2) to add to the covenants of the issuer or the guarantor for the benefit of the holders of all or any series of senior debt securities (and if those covenants are to be for the benefit of less than all series of senior debt securities, stating that those covenants are expressly being included solely for the benefit of that series), or to surrender any right or power in the senior indenture conferred upon the issuer or the guarantor;

          (3) to add any additional Events of Default (and if those Events of Default will be applied to less than all series of senior debt securities, stating that those Events of Default are expressly being included solely to be applied to that series);

          (4) to add or change any of the provisions of the senior indenture to the extent necessary to permit or facilitate the issuance of senior debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

          (5) to change or eliminate any provisions of the senior indenture, provided that any of those changes or eliminations will become effective only when there is no senior debt security outstanding of any series created before that supplemental indenture is executed which is entitled to the benefit of that provision;

          (6) to establish the form or terms of senior debt securities of any series as otherwise permitted by the senior indenture;

          (7) to evidence and provide for the acceptance of appointment under the senior indenture by a successor senior trustee for the senior debt securities of one or more series issued under the senior indenture and to add to or change any of the provisions of the senior indenture necessary to provide for or facilitate the administration of the trusts under the senior indenture by more than one senior trustee consistent with the requirements of the senior indenture;

          (8) to secure the senior debt securities issued under the senior indenture;

          (9) to cure any ambiguity, to correct or supplement any provision in the senior indenture which may be defective or inconsistent with any other provision of the senior indenture, or to make any other provisions regarding matters or questions arising under the senior indenture which will not be inconsistent with any provision of the senior indenture, provided those other provisions will not adversely affect the interests of the holders of senior debt securities of any series issued under the senior indenture in any material respect;

          (10) to modify, eliminate or add to the provisions of the senior indenture to the extent necessary to qualify the senior indenture under the Trust Indenture Act or under any similar federal statute subsequently enacted and to add to the senior indenture other provisions as may be expressly required under the Trust Indenture Act; or

          (11) to enable the guarantor or one of its subsidiaries to assume the payment obligations under the senior debt securities and the performance of every covenant to be performed or observed by the issuer under the senior indenture.

     The holders of a majority in aggregate principal amount of the outstanding senior debt securities of each series may, on behalf of all holders of senior debt securities of that series, waive any past default under the senior indenture affecting the senior debt securities of that series except a default in the payment of the principal of (or any premium), or interest on, any senior debt security of that series and a default in the compliance of a covenant or provision if the consent of the holder of each outstanding senior debt security of that series would be required to modify or amend that covenant or provision.

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

     Under the senior indenture, neither the issuer nor the guarantor may consolidate with or merge into any corporation, or transfer its assets substantially as an entirety to any person, unless:

          (1) the successor corporation or transferee assumes the issuer's or the guarantor's obligations on the senior debt securities or the related guarantees, as applicable, and under the senior indenture, and in the case of a consolidation or merger of the issuer, the guarantor delivers an affirmation of the continuance of its obligations to the senior trustee;

          (2) after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default will have occurred and be continuing; and

          (3) certain other conditions are met.

SATISFACTION, DISCHARGE AND DEFEASANCE

     The senior indenture, with respect to any series of senior debt securities (except for some specified surviving obligations, including (1) any rights of registration of transfer and exchange and (2) rights to receive the principal, any premium and interest on the senior debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the following:

          (1) all senior debt securities of that series not previously delivered to the senior trustee for cancellation have become due or payable, will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year; and

          (2) the deposit with the senior trustee of an amount in the Specified Currency sufficient to pay the principal, any premium and interest to the Maturity of all senior debt securities of that series.

     If the issuer so specifies in the prospectus supplement relating to senior debt securities of any series, the issuer at its option:

          (1) will be discharged from any and all obligations under the senior debt securities of that series (except for obligations to register the transfer or exchange of senior debt securities of that series, replace stolen, lost or mutilated senior debt securities of that series, maintain offices or agencies in each Place of Payment and hold moneys for payment in trust); or

          (2) will not be subject to provisions of the indenture described above under "Consolidation, Merger and Transfer of Assets" for the debt securities of that series,

if the issuer irrevocably deposits with the senior trustee, in trust, money or U.S. government obligations, which through interest and principal payments will provide a sufficient amount of money (in the opinion of independent public accountants) to pay all the principal (including any mandatory sinking fund payments) of, and any premium and interest on, the senior debt securities of that series on the dates those payments are due consistent with the terms of those senior debt securities. To exercise either option, the issuer must deliver to the senior trustee:

          (1) an opinion of counsel stating that;

             (a) the deposit and related defeasance would not cause the holders of the senior debt securities of that series to recognize income, gain or loss for federal income tax purposes;

             (b) the exercise of that option will not cause any violation of the Investment Company Act of 1940; and

             (c) if the senior debt securities of that series are then listed on the New York Stock Exchange, those senior debt securities would not be delisted as a result of the exercise of that option; and

          (2) if senior debt securities of that series are being discharged, a ruling received from or published by the United States Internal Revenue Service to the effect that the deposit and related defeasance would not cause the holders of the senior debt securities of that series to recognize income, gain or loss for federal income tax purposes.

GUARANTEES

     The CHL guarantor will unconditionally guarantee (the "CHL Guarantees") the payment of principal of and any premium and interest on the CHL senior debt securities when due and payable, whether at their Stated Maturity or upon redemption, repayment or otherwise. The CFC guarantor may, if specified in the applicable prospectus supplement, unconditionally guarantee (the "CFC Guarantees" and, together with the CHL Guarantees, the "Guarantees") the payment of principal of and any premium and interest on the CFC senior debt securities when due and payable, whether at their Stated Maturity or upon redemption, repayment or otherwise. The Guarantees will rank equally in right of payment with all other unsecured and unsubordinated obligations of the guarantor.

     The obligations of the guarantor under the Guarantees will be unconditional regardless of the enforceability of the senior debt securities or the senior indenture and will not be discharged until all obligations under those senior debt securities and the senior indenture are satisfied. Holders of the senior debt securities may proceed directly against the guarantor if an Event of Default affecting those senior debt securities occurs without first proceeding against the issuer.

     Because the CHL guarantor is a holding company, the rights of its creditors (including the holders of the CHL senior debt securities if the CHL Guarantees are enforced) to share in the distribution of the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent the guarantor may itself be a creditor with recognized claims against the subsidiary.

     The CFC Guarantee will be unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally in right of payment with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. A substantial portion of the assets of Countrywide Home Loans may be pledged under various credit agreements among Countrywide Home Loans and various lending institutions.

GLOBAL SECURITIES

     The issuer may issue senior debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing senior debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. The issuer will describe the specific terms of the depositary arrangement for a series of senior debt securities in the prospectus supplement relating to that series.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the senior indenture. Countrywide Financial Corporation and Countrywide Home Loans maintain banking relationships in the ordinary course of business with the senior trustee. Among other things, The Bank of New York is a lending bank under an existing revolving credit facility of Countrywide Home Loans.

GOVERNING LAW

     Unless the issuer otherwise specifies in the applicable prospectus supplement, the senior indenture and the senior debt securities will be governed by New York law.

SUBORDINATED INDENTURES

GENERAL

     The subordinated indentures will not limit the amount of additional indebtedness that the issuer or any of its subsidiaries may incur, except as the issuer may provide in the applicable prospectus supplement. The debt securities issued under the subordinated indenture will be subordinated obligations as described in the applicable prospectus supplement.

     The issuer will indicate in the applicable prospectus supplement the following terms of and information concerning any subordinated debt securities that the issuer issues (to the extent those terms apply to those subordinated debt securities and have not been otherwise described):

          (1) the issuer of those senior debt securities and, if applicable, the guarantor;

          (2) the specific title, aggregate principal amount, denomination and form;

          (3) the date of maturity (or the method by which that date may be determined or extended);

          (4) any interest rate or rates, whether fixed or floating (or the method by which that rate or those rates will be determined);

          (5) the date from which interest will accrue (or the method by which that date may be determined or reset), the dates on which that interest will be payable and the record date for any interest payable on the interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

          (6) the place or places where the principal of and any premium and any interest on the subordinated debt securities will be payable, or where those subordinated debt securities may be surrendered for registration of transfer or exchange, if not the corporate trust office of the subordinated trustee for those subordinated debt securities;

          (7) the portion of the principal amount of subordinated debt securities of the series payable upon certain declarations of acceleration or the method by which that portion shall be determined;

          (8) the denominations and the currency, currencies, currency units or composite currencies in which the subordinated debt securities will be issuable;

          (9) the currency, currencies, currency units or composite currencies in which payments on the subordinated debt securities will be made, if not U.S. dollars;

          (10) additional or different subordination terms of the subordinated debt securities;

          (11) any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies, currency units or composite currencies in which and the other terms and conditions upon which the issuer may redeem the subordinated debt securities;

          (12) the ability of a holder of CHL subordinated debt security to renew all or any portion of a subordinated debt security;

          (13) whether the subordinated debt securities are convertible into or exchangeable for other securities of the issuer and the terms of the security into which they are convertible or exchangeable, the conversion price or exchange ratio, other terms related to conversion and exchange and any anti-dilution protections;

          (14) whether the subordinated debt securities will be sold as part of units consisting of subordinated debt securities and securities that the issuer may offer under this prospectus;

          (15) if the amount of payments of principal of or any premium or interest on any subordinated debt securities of the series may be determined by reference to an index, formula or other method, the index, formula or other method by which those amounts will be determined;

          (16) whether and by what method the subordinated debt securities of the series (or certain covenants under the related subordinated indenture) may be defeased and discharged by the issuer;

          (17) whether the subordinated debt securities of the series shall be issued in whole or in part as book-entry securities;

          (18) any applicable material federal income tax consequences; and

          (19) any other material specific terms of the subordinated debt securities, including any material additional events of default or covenants provided for and any material terms that may be required by or advisable under applicable laws or regulations.

     Unless the issuer otherwise indicates in the applicable prospectus supplement, the issuer will issue subordinated debt securities only in fully registered form without coupons. The subordinated debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or integral multiples of $1,000 unless the issuer otherwise provides in the applicable prospectus supplement.

     The prospectus supplement relating to a series of subordinated debt securities denominated in a foreign currency or currency unit will specify the denominations in which those CHL subordinated debt securities may be issued.

     The subordinated indenture does not contain any provisions that would limit the issuer's ability or the ability of any of its affiliates to incur indebtedness (secured or unsecured) or that would afford holders of the subordinated debt securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving Countrywide Home Loans that may adversely affect holders of the subordinated debt securities.

     Unless the issuer otherwise indicates in the applicable prospectus supplement, the principal of, and any premium or interest on, any series of subordinated debt securities will be payable, and those subordinated debt securities will be exchangeable and transfers of them will be registerable, at the corporate trust office of the subordinated trustee, initially at 101 Barclay Street, New York, New York 10286. However, the issuer may elect to make interest payments by check mailed to the address of the person entitled to them as that address appears in the security register for those subordinated debt securities.

     None of the subordinated debt securities will be entitled to any benefit under the subordinated indenture or be valid or obligatory for any purpose unless there appears on the subordinated debt security a certificate of authentication substantially in the form provided in that subordinated indenture that is duly executed by the trustee, and that certificate will be conclusive evidence and the only evidence that the subordinated debt security has been duly authenticated and delivered under and is entitled to the benefits of the subordinated indenture.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The issuer's obligations under the subordinated debt securities will be subordinate in right of payment to all present and future senior indebtedness of the issuer to the extent provided in the subordinated indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with the insolvency or bankruptcy of the issuer, the holders of senior indebtedness of the issuer will first be entitled to receive payment in full of senior indebtedness before the holders of the subordinated debt securities will be entitled to receive or retain any payment.

     No payments on account of principal of or any premium or interest on the subordinated debt securities (including payments on exercise of subordinated debt security put options) may be made if a default in any payment on senior indebtedness has occurred and is continuing, or an event of default on any senior indebtedness resulting in the acceleration of its maturity has occurred, or if any judicial proceeding is pending with respect to any such default.

     In the event the maturity of the subordinated debt securities is accelerated, the holders of all senior indebtedness of the issuer outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due in respect of that senior indebtedness before the holders of the subordinated debt securities will be entitled to receive or retain any payment related to the subordinated debt securities.

     Amounts that would be due and payable by the issuer to holders of units in the absence of the foregoing subordination provisions, however, may be applied by those holders to offset their obligations under their respective purchase contracts.

     Any subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the subordinated indenture, to all "senior indebtedness" of the issuer. Unless the issuer otherwise indicates in the prospectus supplement, "senior indebtedness" means:

          (1) the principal, premium, if any, and interest in respect of indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or other similar instruments;

          (2) all capital lease obligations;

          (3) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, excluding trade accounts payable arising in the ordinary course of business;

          (4) all obligations for the reimbursement on any letter of credit, any banker's acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction;

          (5) all obligations of the type referred to in clauses (1) through (4) above of others, the payment of which the issuer is responsible or liable as obligor, guarantor or otherwise; and

          (6) all obligations of the type referred to in clauses (1) through (5) above of others secured by any lien on any of the properties or assets of the issuer, whether or not the obligation is assumed by the issuer, except for:

             (a) any indebtedness that states, or is issued under a deed, indenture or other instrument that states, that it is subordinate to or ranks equally with the subordinated debt securities;

             (b) any indebtedness between or among the issuer and any of its affiliates;

             (c) with respect to CHL subordinated debt securities, the indebtedness represented by the 8% Junior Subordinated Deferrable Interest Debentures due December 15, 2026 of Countrywide Home Loans;

             (d) with respect to CHL subordinated debt securities, the indebtedness represented by the 8.05% Junior Subordinated Debentures due June 15, 2027 of Countrywide Home Loans; and

             (e) with respect to CFC subordinated debt securities, the indebtedness represented by the 6.75% Junior Subordinated Deferrable Interest Debentures Due April 1, 2033 of Countrywide Financial Corporation

REDEMPTION

     If and to the extent the issuer provides in the applicable prospectus supplement, the issuer will have the right to redeem the subordinated debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement.

EVENTS OF DEFAULT

     The subordinated indenture defines an event of default for the subordinated debt securities of any series as:

          (1) failure to pay principal (or premium) on any subordinated debt security of that series at maturity;

          (2) failure to pay interest on any subordinated debt security of that series within 30 days of the date when due;

          (3) failure to deposit any sinking fund payment when due for that series within 30 days of the date when due;

          (4) failure to perform for 90 days after notice any of the other covenants in the subordinated indenture;

          (5) certain events of bankruptcy, insolvency or reorganization;

          (6) failure to pay the put price when due upon exercise of a subordinated debt security put option;

          (7) default resulting in the acceleration of maturity of any other indebtedness for money borrowed by the issuer or by any direct or indirect subsidiary of the issuer in an amount exceeding $100,000,000 and that acceleration not being rescinded or annulled for a period of 10 days after written notice of the default by the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding subordinated debt securities of that series; and

          (8) any other event of default provided for subordinated debt securities of that series.

     The subordinated indenture provides that if any event of default affecting outstanding subordinated debt securities of any series occurs and is continuing, either the subordinated trustee or the holders of at least 25% in principal amount of the subordinated debt securities of that series may declare the principal amount (or, if the subordinated debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount of those subordinated debt securities as specified by their terms) of all subordinated debt securities of that series to be due and payable immediately. However, under certain circumstances the holders of a majority in principal amount of the outstanding subordinated debt securities of that series on behalf of the holders of all subordinated debt securities of that series may annul a declaration and waive past defaults (except, unless previously cured, a default in payment of principal of or any premium or any interest on the subordinated debt securities of that series and other specified defaults).

     The issuer refers you to the prospectus supplement relating to each series of subordinated debt securities that are original issue discount securities for the particular provisions regarding acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.

     The agreements governing the outstanding indebtedness of the issuer contain provisions that would characterize some events of default under the subordinated indenture as "events of default" under those agreements that could in turn result in, among other things, an acceleration of indebtedness under those agreements.

     The subordinated indenture contains a provision entitling the subordinated trustee, subject to its duty to act with the required standard of care during a default under any series of debt securities, to be indemnified by the holders of subordinated debt securities of that series before exercising any right or power under the subordinated indenture at the request of the holders of the subordinated debt securities of that series.

     The subordinated indenture provides that no holder of subordinated debt securities of any series may institute proceedings, judicial or otherwise, to enforce the subordinated indenture except if the subordinated trustee fails to act for 60 days after it receives a written request to enforce the subordinated indenture by the holders of at least 25% in aggregate principal amount of the then outstanding subordinated debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of subordinated debt securities from enforcing payment of the principal of and any premium and interest on those subordinated debt securities when due. The holders of a majority in aggregate principal amount of the subordinated debt securities of any series outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to those subordinated debt securities. However, the subordinated trustee may refuse to follow any direction that it determines would be illegal or would conflict with the subordinated indenture or involve it in personal liability or which would unjustly prejudice holders of the subordinated debt securities of that series not joining the proceeding.

     The subordinated indenture provides that the trustee will, within 90 days after a default occurs that affects the outstanding subordinated debt securities of any series, give to the holders of those subordinated debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on, any subordinated debt securities or payment of any sinking fund installment, the subordinated trustee will be protected in withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the subordinated debt securities of that series.

     The issuer will be required to file with the subordinated trustee annually an officers' certificate as to the absence of certain defaults under the terms of the subordinated indenture.

DEFEASANCE OF DEBT SECURITIES OR SOME COVENANTS

     Defeasance and Discharge. Unless the issuer otherwise indicates in the applicable prospectus supplement, the subordinated debt securities of any series will provide that the issuer will be discharged from all obligations under the subordinated debt securities of that series (except for obligations to register the transfer or exchange of subordinated debt securities of that series, to replace stolen, lost or mutilated subordinated debt securities of that series, to maintain paying agencies and to hold moneys for payment in trust) once the issuer deposits with the subordinated trustee, in trust, money and/or U.S. government obligations, which through the payment of interest and principal, will provide a sufficient amount of money to pay and discharge the principal of (and any premium) and any interest on, and any mandatory sinking fund payments that apply to, the subordinated debt securities of that series on the stated maturity of those payments. This discharge may occur only if, among other things, the issuer delivers to the subordinated trustee an opinion of counsel stating that the issuer has received from, or there has been published by, the IRS a ruling, or there has been a change in tax law, that would cause the discharge not to be deemed, or result in, a taxable event for the holders of the subordinated debt securities of that series.

     Defeasance of Some Covenants. Unless the issuer otherwise provides in the applicable prospectus supplement, the subordinated debt securities of any series will permit the issuer not to comply with some restrictive covenants, including those relating to consolidation and merger in the subordinated indenture, if the issuer satisfies certain conditions. The issuer will be able to defease those covenants if, among other things:

          (1) the issuer deposits with the subordinated trustee money and/or U.S. government obligations, which, through the payment of interest and principal, will provide a sufficient amount of money to pay the principal of (and any premium) and any interest on, and any mandatory sinking fund payments applicable to, the subordinated debt securities of that series on the stated maturity of those payments; and

          (2) the issuer delivers to the subordinated trustee an opinion of counsel stating that the deposit and related covenant defeasance will not cause the holders of the subordinated debt securities of that series to recognize income, gain or loss for federal income tax purposes.

     If the issuer elects to defease the covenants of a series of subordinated debt securities and those subordinated debt securities are declared due and payable because an event of default has occurred, the amount of money and/or U.S. government obligations on deposit with the subordinated trustee will be sufficient to pay amounts due on those subordinated debt securities at their stated maturity but may not be sufficient to pay amounts due on those subordinated debt securities at the time of the acceleration. However, the issuer will remain liable for those payments.

     The issuer will state in the prospectus supplement for any particular series of subordinated debt securities if any defeasance provisions will apply to those subordinated debt securities.

MODIFICATION OF THE INDENTURE AND WAIVER OF COVENANTS

     The subordinated indenture permits the issuer and the subordinated trustee, with the consent of the holders of at least a majority in principal amount of outstanding subordinated debt securities of each series affected, to execute supplemental indentures adding provisions to or changing or eliminating provisions of the subordinated indenture or modifying the rights of the holders of outstanding subordinated debt securities of that series, except that no supplemental subordinated indenture may, without the consent of the holder of each outstanding subordinated debt security affected:

          (1) change the stated maturity, or reduce the principal amount, any premium on or the rate of payment of any interest on, of any subordinated debt security of any series;

          (2) reduce the percentage of outstanding subordinated debt securities of any series, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the subordinated indenture or certain defaults thereunder; or

          (3) effect various other changes.

     The subordinated indenture also allows the issuer not to comply with certain covenants in the subordinated indenture upon waiver by the holders of a majority in principal amount of outstanding subordinated debt securities of the series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The subordinated indenture allows the issuer, without the consent of the holders of any of the outstanding subordinated debt securities, to consolidate with or merge into any other corporation or transfer or lease the issuer's assets substantially as an entirety to any person if:

          (1) the successor is a corporation organized under the laws of any domestic jurisdiction;

          (2) the successor corporation assumes the issuer's obligations on the subordinated debt securities and under the subordinated indenture;

          (3) after giving effect to the transaction no event of default, and no event that, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

          (4) certain other conditions are met.

GUARANTEES

     The CHL guarantor will unconditionally guarantee (the "CHL subordinated guarantees") the payment of principal of and any premium and interest on the CHL subordinated debt securities when due and payable, whether at their Stated Maturity or upon redemption, repayment or otherwise. The CFC guarantor may, if specified in the applicable prospectus supplement, unconditionally guarantee (the "CFC subordinated guarantees" and, together with the CHL subordinated guarantees, the "subordinated guarantees") the payment of principal of and any premium and interest on the CFC subordinated debt securities when due and payable, whether at their Stated Maturity or upon redemption, repayment or otherwise. The subordinated guarantees will rank equally in right of payment with all other unsecured and unsubordinated obligations of the guarantor.

     The obligations of the guarantor under the subordinated guarantees will be unconditional regardless of the enforceability of the subordinated debt securities or the subordinated indenture and will not be discharged until all obligations under those subordinated debt securities and the subordinated indenture are satisfied. Holders of the subordinated debt securities may proceed directly against the guarantor if an Event of Default affecting those subordinated debt securities occurs without first proceeding against the issuer.

     The CHL Guarantee will be unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally in right of payment with Countrywide Financial Corporation's other unsecured and subordinated indebtedness. Because the CHL guarantor is a holding company, the rights of its creditors (including the holders of the CHL subordinated debt securities if the CHL Guarantees are enforced) to share in the distribution of the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent the guarantor may itself be a creditor with recognized claims against the subsidiary.

     The CFC Guarantee will be unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally in right of payment with Countrywide Home Loans' other unsecured and subordinated indebtedness. A substantial portion of the assets of Countrywide Home Loans may be pledged under various credit agreements among Countrywide Home Loans and various lending institutions.

GLOBAL SECURITIES

     The issuer may issue subordinated debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing subordinated debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. The issuer will describe the specific terms of the depositary arrangement for a series of subordinated debt securities in the prospectus supplement relating to that series.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under each of the senior indentures and the subordinated indentures. Countrywide Financial Corporation and Countrywide Home Loans maintain banking relationships in the ordinary course of business with the trustee. Among other things, The Bank of New York is a lending bank under an existing revolving credit facility of Countrywide Home Loans.

GOVERNING LAW

     Unless the issuer otherwise specifies in the applicable prospectus supplement, the subordinated indenture and the subordinated debt securities will be governed by New York law.

                              PLAN OF DISTRIBUTION

     We or Countrywide Home Loans may sell securities issuable under this prospectus to or through one or more underwriters or dealers and also may sell those securities directly to institutional investors or other purchasers, or through agents.

     We or Countrywide Home Loans may distribute the securities periodically in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

     In connection with the sale of any securities under this prospectus, underwriters or agents may receive compensation from us or Countrywide Home Loans or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us or Countrywide Home Loans and any profit on the resale of those securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any of those underwriters or agents will be identified, and any compensation received from us or Countrywide Home Loans will be described, in the related prospectus supplement.

     Under agreements that we and/or Countrywide Home Loans may enter into, underwriters and agents who participate in the distribution of securities issuable under this prospectus may be entitled to indemnification by us and/or Countrywide Home Loans against certain liabilities, including liabilities under the Securities Act.

     If we or Countrywide Home Loans so indicate in the related prospectus supplement, we or Countrywide Home Loans will authorize underwriters or other persons acting as our or Countrywide Home Loans' agents to solicit offers by some institutions to purchase securities from us or Countrywide Home Loans under contracts providing for payment and delivery on a future date. Institutions with whom we or Countrywide Home Loans would enter into those contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us or Countrywide Home Loans. The obligations of any purchaser under a contract will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and those other agents will not have any responsibility as to the validity or performance of those contracts.

     If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of underwriters and some selling group members to bid for and purchase the securities. As an exception to these rules, underwriters may engage in some transactions that stabilize the price of the securities. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

     If any underwriters create a short position in the securities in connection with any offering, that is, if they sell more securities than are set forth on the cover page of any prospectus supplement accompanying this prospectus, the underwriters may reduce that short position by purchasing securities in the open market.

     Underwriters may also impose a penalty bid on some selling group members. This means that if the underwriters purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members that sold those securities as part of that offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resales of the securities.

     Underwriting discounts and commissions in connection with sales of the securities will not exceed eight percent of the offering price of those securities.

     Some of the underwriters or agents and their associates may engage in transactions with and perform services for us, Countrywide Home Loans or our or Countrywide Home Loans' affiliates in the ordinary course of business.

     The securities may or may not be listed on a national securities exchange (other than our common stock, which is listed on the New York Stock Exchange, the Nasdaq National Market and the Pacific Stock Exchange). Any shares of our common stock sold under a prospectus supplement will be listed on the New York Stock Exchange, the Nasdaq National Market and the Pacific Stock Exchange, subject to official notice of issuance. Neither we nor Countrywide Home Loans can assure you that there will be an active trading market for any of the securities sold under this prospectus.

     We or Countrywide Home Loans may designate Countrywide Securities Corporation to be an underwriter, agent or dealer of one or more series of the securities issuable under this prospectus. The distribution of securities of any series will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. In addition, offers or sales of those securities may include secondary market transactions by affiliates of Countrywide Home Loans or Countrywide Financial Corporation.

                             VALIDITY OF SECURITIES

     The validity of the securities issuable under this prospectus will be passed upon for us and Countrywide Home Loans by Munger, Tolles & Olson LLP, Los Angeles, California. Sidley Austin Brown & Wood LLP, New York, New York will serve as counsel for any underwriters and agents. Sidley Austin Brown & Wood LLP also serves as counsel for CWALT, Inc., CWMBS, Inc. and CWABS, Inc., each one of our wholly owned subsidiaries, in connection with offerings of mortgage-backed and asset-backed securities, and from time to time also serves as our counsel on other matters.

                                    EXPERTS

     The consolidated financial statements of Countrywide Financial Corporation and the financial statements of Countrywide Securities Corporation incorporated by reference in the registration statement, of which this prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants, for the periods and to the extent indicated in their report thereon, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

                          (COUNTRYWIDE FINANCIAL LOGO)